The Middleby Corporation Acquires New Star Holdings, Inc.

ELGIN, Ill.--(BUSINESS WIRE)--The Middleby Corporation (NASDAQ: MIDD) today announced it completed the previously announced acquisition of New Star Holdings, Inc. for $188.4 million in cash in accordance with terms of a purchase agreement entered into November 18, 2007.  The acquisition was financed under a newly established senior revolving credit facility.  The acquisition closed on December 31, 2007, the first day of Middleby’s 2008 fiscal year, and therefore will have no impact on the 2007 reported financial results.

New Star Holdings, Inc. is comprised of three industry leading brands including Star, Holman, and Lang.  The acquired company has annual revenues of approximately $100 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $20 million.  This transaction compliments Middleby’s portfolio of leading brands in the commercial foodservice equipment industry.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffman®, CTX®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2007.

Note: Middleby believes that EBITDA is a useful financial performance measurement for assessing the operating performance of a company and that, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a company to incur and service debt and incur capital expenditures. However, EBITDA is not a measure of financial performance of liquidity under GAAP and accordingly should not be considered as an alternative to net income, as an indicator of a company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all comparable companies that report EBITDA or adjustments to such measures calculate EBITDA or such adjustments in the same manner, and therefore, one company's measure of EBITDA may not be comparable to similarly titled measures used by other comparable companies. A reconciliation of the acquired company’s Net Income to EBITDA for the twelve month period ended October 31, 2007 is as follows (amounts in thousands):

Net Income As Reported	$6,255
Interest	2,932
Taxes	3,090
Depreciation	1,237
Amortization	1,863
2007 Facility Closing Costs	1,429
Acquisition Related Expenses	879
2007 Facility Closure Cost Savings	2,122

LTM Adjusted EBITDA	$19,807

Contacts

The Middleby Corporation

Darcy Bretz, 847-429-7756
Investor and Public Relations

Tim Fitzgerald, 847-429-7744
Chief Financial Officer